UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2004

Capital Environmental Resource Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	000-25955	Not Applicable

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1122 International Blvd., Suite 601 Burlington Ontario, Canada		L7L 6Z8

(Address of principal executive offices)		(Zip Code)

Registrants’ telephone number, including area code: (905) 319-1237

N/A

(Former name or former address, if changed since last report.)

ITEM 5. Other Events and Regulation FD Disclosure

     On April 14, 2004, Capital Environmental Resource Inc. (the “Company”) issued a press release announcing the commencement by Waste Services, Inc., a subsidiary of the Company, of a private placement of $160 million aggregate principal amount of senior subordinated notes due 2014. As noted in the press release, it is intended that the net proceeds of the offering will be used to repay the Company’s existing credit facilities and to complete the acquisition of Florida Recycling Services, Inc. and the assets of Allied Waste Industries, Inc. (“Allied”) in the Jacksonville metropolitan area, which were not acquired through the first quarter of 2004 and comprise a part of Allied’s northern and central Florida operations.

     Attached hereto as Exhibit 99.1 is the press release, dated April 14, 2004, announcing commencement of the private placement. Attached hereto as Exhibit 99.2 is information included in the confidential preliminary offering memorandum, dated April 14, 2004, relating to the offering of the senior subordinated notes.

     There are statements within Exhibit 99.1 and Exhibit 99.2 that contain certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Some of these forward-looking statements include forward-looking phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “foresees,” “intends,” “may,” “should” or “will continue,” or similar expressions or the negatives thereof or other variations on these expressions, or similar terminology, or discussions of strategy, plans or intentions. These statements also include descriptions in connection with, among other things:

•	our anticipated revenue, capital expenditures, future cash flows and financing requirements, and those of companies or assets we acquire;

•	the implementation of our business strategy;

•	completion of our migration transaction and our concurrent transactions;

•	descriptions of the expected effects of our competitive strategies; and

•	the impact of actions taken by our competitors and other third parties, including courts and other governmental authorities.

ITEM 7. Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release, dated April 14, 2004

99.2	Concurrent Transactions

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 15, 2004	CAPITAL ENVIRONMENTAL RESOURCE INC.

By: /s/ Ivan R. Cairns

Name: Ivan R. Cairns Title: Executive Vice President, General Counsel

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EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release, dated April 14, 2004

99.2	Concurrent Transactions

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